MLCFC 2006-2 - New Issue $1.84bn Fixed Rate CMBS

Cls     Size    (M/S)    Sub    WAL    Tlk   Stat
A1      53.8   Aaa/AAA   30.0  2.61   S+ 6a  0.2x
A2      88.2   Aaa/AAA   30.0  4.70   S+15a  0.8x
A3      54.5   Aaa/AAA   30.0  6.83   S+25a  0.7x
ASB     91.9   Aaa/AAA   30.0  7.16   S+25a  0.1x
A1A    265.9   Aaa/AAA       **NOT OFFERED**
A4     734.8   Aaa/AAA   30.0  9.72   S+27a  0.4x
AM     184.1   Aaa/AAA   20.0  9.94   A4+3   0.4x
AJ     138.1   Aaa/AAA   12.5  9.96   A4+7   0.4x

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been automatically generated as a result of this message being sent via Bloomberg or another system.